Exhibit 4.2


                                            May 1, 2003


To the signatories to the Waiver and Consent attached hereto as Exhibit A (the "Waiver")


         RE:    MOONEY AEROSPACE GROUP, LTD. (THE "COMPANY")
                --------------------------------------------

Ladies and Gentlemen:

         Thank you all for executing the Waiver.

         The Company has received signed Waivers from a significant majority of its creditors. However, as a result of the Passover holiday and the large number of persons to be contacted, the process of obtaining the Waivers from 100% of the Company's creditors has been slower than originally anticipated. The Company is confident that with an additional thirty (30) days time it will be able to obtain all of the Waivers and successfully complete its restructuring plan.

         The Company therefore requests that you consent to the extension of the expiration date of the Waiver to May 31, 2003 (the "Extension").

         Please indicate your consent to the Extension by replying by email to the undersigned at rabin@lhfin.com on or before Friday, May 9, 2003. If you do not respond by May 9, 2003, the Company will assume that you remain satisfied with the terms of the Waiver and the restructuring plan.

                                          Sincerely,


                                          Arie Rabinowitz